Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the use of our reports dated March 16, 2020 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of January 1, 2019, due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), as amended.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue as of January 1, 2018, due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

July 22, 2020